Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
SAN DIEGO, CA – February 17, 2022 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights
•Signed definitive agreement to acquire Ortho Clinical Diagnostics Holdings plc ("Ortho"), funded through a combination of cash and newly issued shares in the combined company.
•Total revenue was $636.9 million, from $809.2 million in the fourth quarter of 2020.
•Revenue for COVID-19 products was $511.8 million, versus $405.3 million in the fourth quarter of 2020.
•Total Influenza revenue was $40.5 million (inclusive of our Sofia® 2 Flu + SARS antigen FIA).
•Reported GAAP EPS of $6.85 per diluted share in the fourth quarter of 2021, compared to $10.78 per diluted share in the fourth quarter of 2020.
•Reported non-GAAP EPS of $7.29 per diluted share in the fourth quarter of 2021, compared to $11.07 per diluted share in the fourth quarter of 2020.
•Launched Savanna® MDx instrumented system in select ex-U.S. markets.

Full Year 2021 Highlights
•Total revenue for 2021 increased to $1,698.6 million, a 2% increase from $1,661.7 million in 2020.
•Revenue for COVID-19 products in 2021 increased 42% to $1,267.0 million, from $891.0 million in 2020.
•Total Influenza revenue was $72.4 million.
•Reported GAAP EPS of $16.43 per diluted share in 2021, compared to $18.60 per diluted share in 2020.
•Reported non-GAAP EPS of $17.72 per diluted share in 2021, compared to $19.92 per diluted share in 2020.
•Entered retail and at-home testing markets with QuickVue At-Home OTC COVID-19 test by creating partnerships with CVS, Walgreens, McKesson, and National Institutes of Health (NIH).
•Secured 12-month agreement with U.S. government worth over $500 million to supply QuickVue At-Home OTC COVID-19 tests.
•Resolved ongoing litigation with Beckman Coulter; substantially completed transition of the BNP business to Beckman Coulter for cash payments to Quidel of between $70.0 million and $75.0 million per year from 2022 through 2029.
•Opened new highly automated QuickVue manufacturing facility in Carlsbad, California.

Fourth Quarter 2021 Results
Total revenue for the fourth quarter of 2021 was $636.9 million, versus $809.2 million for the fourth quarter of 2020. The change in sales from the fourth quarter of 2020 was mostly driven by a $249 million revenue decline of the Sofia 2 Flu + SARS antigen FIA in the quarter versus 2020. Also impacting revenue was a shift in product mix for our Rapid Immunoassay COVID-19 products from higher-priced Sofia products sold in the professional market to lower-priced QuickVue products sold in the retail, pharmacy and employer testing markets. Additionally, Molecular Diagnostics Solutions revenue decreased due to lower volumes and selling prices for our COVID-19 PCR products. Cardiometabolic Immunoassay revenue in the fourth quarter of 2021 were lower compared to the fourth quarter of 2020 driven primarily by Beckman BNP products, due to the transition and settlement agreements with Beckman Coulter for the BNP business. Currency exchange had a favorable impact of $2.0 million.

Rapid Immunoassay product revenue in the fourth quarter of 2021 was $521.0 million. Sofia sales were $92.8 million in the quarter, compared to $620.4 million in the fourth quarter of 2020. This decline was due to the lower Sofia 2 Flu + SARS Antigen FIA revenue, as well as customer shift to the QuickVue At-Home COVID-19 test. This change was offset by an increase in QuickVue At-Home OTC COVID-19 test sales, which were $427.0 million in the quarter, compared to $9.8 million in the fourth quarter of

2020. Cardiometabolic Immunoassay revenue totaled $52.8 million in the fourth quarter of 2021.The decrease from the fourth quarter of 2020 was primarily due to the impact of the transition and settlement agreements with Beckman Coulter for the BNP business. Molecular Diagnostic Solutions revenue decreased $45.5 million from the fourth quarter of 2020 to $50.9 million due to a decrease in Lyra® SARS-CoV-2 assay revenue, partially offset by an increase in Solana® product revenue. Specialized Diagnostic Solutions revenue increased 6% from the fourth quarter of 2020 to $12.2 million.

“Quidel entered 2021 with considerable momentum, and throughout a transformational year, we leveraged that energy to open new channels for sustainable, long-term growth on a global scale,” said Douglas Bryant, President and Chief Executive Officer of Quidel. “Our performance was exceptional across the board ─ from shipping a record number of QuickVue COVID-19 and Sofia SARS antigen tests, to the successful launch of our Savanna MDx instrumented system in select ex-U.S. markets, to our definitive agreement to acquire Ortho ─ the Quidel team overcame obstacles and seized opportunities to dramatically broaden the range of patients, partners and providers we serve.”

“Moving beyond the fourth quarter, demand for COVID-19 testing remains elevated, and despite ebbs and flows, we continue our previously announced work to accelerate development and production of tests to help meet demand from government, institutions and individuals,” Mr. Bryant said. “These efforts have helped to expand our footprint at the point of care, with the additional benefit of introducing our full portfolio of rapid diagnostic assays to engaged customer groups.”

Mr. Bryant noted, “While the year’s headlines were mostly about COVID-19, we remained focused on developing the growth drivers that will shape our future when COVID-19 ultimately reaches the endemic stage. Our key near-term opportunity is the anticipated U.S. launch of our revolutionary Savanna multiplex molecular platform, which allows for testing of up to 12 pathogens from a single sample in less than 25 minutes. Based on customer reviews in Europe, we believe Savanna will be a major growth driver, both in the U.S. and globally, for years to come.”

“The timing of the Savanna launch, paired with our definitive agreement to acquire Ortho is fortuitous and makes our long-term growth story so compelling,” Mr. Bryant continued. “We believe that the portfolios and customer base of the combined company will prove to be powerfully complementary, and that the addition of Ortho’s global commercial operations will provide opportunities to significantly accelerate market penetration of Savanna as well as our full range of diagnostics worldwide. These transformational opportunities more than double our addressable market and fuel our excitement for 2022 and beyond.”

Mr. Bryant concluded, “As we close the books on 2021, I want to thank our Quidel team for the courage, creativity and resilience they showed personally and collectively in driving our business forward amid all the challenges of a second pandemic year. Their steadfast commitment to our mission of advancing diagnostics to improve human health is responsible for our success as a company and as a corporate citizen.”

Gross profit in the fourth quarter of 2021 was $489.3 million, a decrease of $212.2 million, driven by lower revenue, and product mix shift from high margin Sofia SARS products to lower margin QuickVue COVID-19 products, partially offset by increased absorption driven by the higher volumes produced in the current quarter. Gross margin was 77%, compared to 87% in the fourth quarter of 2020, due to the same factors. R&D expense increased by $0.6 million in the fourth quarter of 2021 as compared to the same period last year, mainly due to increased spending on third-party services and clinical trials for QuickVue and TriageTrue products and increased compensation costs. Sales and marketing expense increased by $18.0 million in the fourth quarter of 2021, as compared to the same period in 2020, primarily due to increased freight and promotional spending driven by OTC marketing, corporate sponsorships, higher travel and meeting costs, as well as higher labor costs associated with additional headcount, partially offset by lower bad debt expense. G&A expense increased by $2.3 million in the quarter due to the higher compensation costs and increased charitable contributions, partially offset by lower legal fees. Acquisition and integration costs of $7.8 million for the three months ended December 31, 2021 were primarily related to due diligence and other costs mostly associated with the pending Ortho transaction.

In the fourth quarter of 2021, Quidel recorded an income tax expense of $84.1 million, as compared to $145.4 million in the same quarter last year. The lower tax expense for the three months ended December 31, 2021 as compared to the same period in the prior year is a result of lower pre-tax profits.

Net income for the fourth quarter of 2021 was $291.3 million, or $6.85 per diluted share, as compared to net income of $470.1 million, or $10.78 per diluted share, for the fourth quarter of 2020. On a non-GAAP basis, net income for the fourth quarter of 2021 was $309.8 million, or $7.29 per diluted share, as compared to net income of $482.8 million, or $11.07 per diluted share, for the same period in 2020.

Results for the Twelve Months Ended December 31, 2021
Total revenue for the twelve months ended December 31, 2021 increased 2% to $1,698.6 million, from $1,661.7 million in 2020. The 2% increase in revenue was driven primarily by incremental COVID-19 Rapid Immunoassay product sales, and to a lesser extent, by increased sales of Cardiometabolic Immunoassay products. This growth was partially offset by declines in revenue for Molecular Diagnostic Solutions and Specialized Diagnostic Solutions products. Foreign exchange had a positive impact of $7.9 million for the twelve months ended December 31, 2021.

Rapid Immunoassay product revenue increased 5% in the twelve months ended December 31, 2021 to $1,197.5 million. This was driven by QuickVue sales, which increased by $563.2 million from 2020 to $611.5 million, partially offset by a 47% decline in Sofia revenue to $582.2 million. Cardiometabolic Immunoassay revenue totaled $255.8 million in the twelve months ended December 31, 2021, representing a 5% increase from 2020. Molecular Diagnostic Solutions revenue decreased $22.5 million to $200.5 million, primarily due to an anticipated decrease in revenue from Lyra COVID-19 products. Specialized Diagnostic Solutions revenue for the twelve months ended December 31, 2021 was $44.8 million, down 12% from the prior year, driven by lower sales of our Cell Culture products, primarily due to the lack of a respiratory season in early 2021.

Gross profit in the twelve months ended December 31, 2021 was $1,270.9 million, a decrease from 2020, driven by product mix shift from higher margin Sofia SARS products to lower margin QuickVue COVID-19 products and lower selling prices for SARS products. Gross margin was 75% in 2021, down from 81% in 2020 due to the same factors. R&D expense increased by $11.4 million in the twelve months ended December 31, 2021 as compared to the same period last year, primarily due to increased spending on Savanna and QuickVue OTC projects, partially offset by decreased spending on Sofia development projects. Sales and marketing expense increased by $41.4 million in the twelve months ended December 31, 2021, as compared to the same period in 2020, due to increased freight expense, increased promotional spending associated with the launch of the QuickVue At-Home OTC COVID-19 test, corporate sponsorships, higher labor costs and higher travel and meeting costs, partially offset by lower bad debt expense. G&A expense increased by $17.7 million in 2021, primarily due to increased compensation costs, increased charitable contributions, higher stock compensation expense and increased costs for third-party services. Acquisition and integration costs of $9.6 million for the twelve months ended December 31, 2021 were primarily related to due diligence and other costs mostly associated with the pending Ortho transaction.

Net income for the twelve months ended December 31, 2021 was $704.2 million, or $16.43 per diluted share, as compared to net income of $810.3 million, or $18.60 per diluted share, for the same period in 2020. On a non-GAAP basis, net income for the twelve months ended December 31, 2021 was $759.7 million, or $17.72 per diluted share, as compared to net income of $868.4 million, or $19.92 per diluted share, for the same period in 2020.

Non-GAAP Financial Information
Quidel is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange gains and losses and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Quidel is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, and constant currency revenue information for the periods presented because it believes these non-GAAP financial measures enhance the comparison of Quidel’s financial results from period-to-period and to that of its competitors. Constant currency revenue is calculated by (i) translating current period revenues using prior period exchange rates and (ii) excluding any hedging effect recognized in the current period. The related constant currency fluctuation rate (expressed as a percentage) is calculated by determining the change in current period constant currency revenue compared to prior period revenue. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the fourth quarter and full year 2021 results, as well as other business matters, today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Investors may join the live call either by telephone or via webcast:

•To participate in the live call by telephone from the U.S., dial 844-200-6205, or from outside the U.S., dial 929-526-1599, and enter access code 636452.

•To join the live webcast, participants may click the following link directly: https://events.q4inc.com/attendee/599258989 or access the event via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for one year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on February 17, 2022 by dialing 866-813-9403 from the U.S., or +44 204-525-0658 for international callers, and entering access code 885823.

About Quidel Corporation
Quidel Corporation (Nasdaq: QDEL) is a leading manufacturer of diagnostic solutions at the point of care, delivering a continuum of rapid testing technologies that further improve the quality of health care throughout the globe. An innovator for over 40 years in the medical device industry, Quidel pioneered the first FDA-cleared point-of-care test for influenza in 1999 and was the first to market a rapid SARS-CoV-2 antigen test in the U.S. Under trusted brand names Sofia, Solana, Lyra, Triage® and QuickVue, Quidel’s comprehensive product portfolio includes tests for a wide range of infectious diseases, cardiac and autoimmune biomarkers, as well as a host of products to detect COVID-19. Quidel’s mission is to provide patients with immediate and frequent access to highly accurate, affordable testing for the good of our families, our communities and the world. For more information about Quidel, visit quidel.com.

View our story told by our people at www.quidel.com/ourstory.

Where You Can Find Additional Information
In connection with the proposed business combination transaction among Quidel, Ortho and Coronado Topco, Inc. (“Topco”), Topco has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) that contains a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction. YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT QUIDEL, ORTHO AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus will be mailed to Quidel’s stockholders and Ortho’s shareholders when available. The joint proxy statement/prospectus and the other documents filed with the Commission may also be obtained free of charge at the Commission’s website, www.sec.gov. In addition, you may obtain free copies of the joint proxy statement/prospectus and the other documents filed by Quidel and Ortho with the Commission by requesting them in writing from Quidel Corporation, 9975 Summers Ridge Road, San Diego, California 92121, Attention: Investor Relations, or by telephone at 858-646-8023, or from Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, Attention: Investor Relations, or by directing a written request to SVC Ortho-SVC@SARDVERB.com.

Quidel and Ortho and their respective directors and executive officers may be deemed under the rules of the Commission to be participants in the solicitation of proxies. Information about Quidel’s directors and executive officers and their ownership of Quidel’s common stock is set forth in the joint proxy statement/prospectus. Information about Ortho’s directors and executive officers and their ownership of Ortho’s ordinary shares is also set forth in the joint proxy statement/prospectus. The joint proxy statement/prospectus may be obtained free of charge from the sources indicated above. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, is included in the joint proxy statement/prospectus, which constitutes a part of the registration statement on Form S-4 filed by Topco with the Commission, as amended from time to time. Stockholders may obtain additional information about the interests of the directors and executive officers in the proposed transaction by reading the joint proxy statement/prospectus and other relevant materials filed with the Commission.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this press release by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, the benefits of the business combination transaction involving Quidel, Ortho and Topco, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Quidel’s and Ortho’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the evolution of the COVID-19 pandemic and its impact; competition; our development of new technologies, products, and markets; our reliance on sales of our COVID-19 and influenza diagnostic tests; our reliance on a limited number of key distributors; acceptance of our products among physicians, healthcare providers, or other customers; the impact of third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials and other product and production components; costs and disruptions from failures in our information technology and storage systems; international risks, including compliance with product registration requirements and legal requirements, tariffs, currency exchange fluctuations, reduced protection of intellectual property rights, and taxes; worldwide economic, political, and social uncertainty; our development, acquisition, and protection of proprietary technology rights; intellectual property risks and third-party claims of infringement; loss of our Emergency Use Authorization from the U.S. Food and Drug Administration for our COVID-19 products; failures or delays in receiving regulatory approvals, clearances, or authorizations, the loss of previously received approvals, or other adverse actions by regulatory authorities; performance, timing, funding and compliance risks relating to government contracts; product defects; compliance with government regulations relating to the handling, storage, and disposal of hazardous substances; our ability to identify and successfully acquire and integrate potential acquisition targets; our need for additional funds to finance our capital or operating needs; failure to complete the proposed business combination transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory and stockholder approvals, the sanction of the High Court of Justice of England and Wales and satisfaction of other closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed business combination transaction; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Quidel and Ortho generally. Additional risks and factors are identified under “Risk Factors” in the joint proxy statement/prospectus and Quidel's Annual Report on Form 10-K filed on February 19, 2021 and subsequent reports filed with the Commission.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Neither Quidel nor Ortho undertakes an obligation to update any of the forward-looking information included in this press release, whether as a result of new information, future events, changed expectations or otherwise, except as required by law.

The City Code on Takeovers and Mergers
The City Code on Takeovers and Mergers does not apply to the proposed business combination.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended December 31,
Consolidated Statements of Operations:	2021	2020
Total revenues	$636,867	$809,203
Cost of sales	147,525	107,709
Gross profit	489,342	701,494
Research and development	26,107	25,495
Sales and marketing	56,214	38,239
General and administrative	22,489	20,165
Acquisition and integration costs	7,803	519
Total operating expenses	112,613	84,418
Operating income	376,729	617,076
Other expense, net
Interest and other expense, net	(1,354)	(1,552)
Total other expense, net	(1,354)	(1,552)
Income before income taxes	375,375	615,524
Provision for income taxes	84,058	145,394
Net income	$291,317	$470,130

Basic earnings per share	$6.98	$11.14
Diluted earnings per share	$6.85	$10.78
Shares used in basic per share calculation	41,758	42,211
Shares used in diluted per share calculation	42,500	43,622

Gross profit as a % of total revenues	77%	87%
Research and development as a % of total revenues	4%	3%
Sales and marketing as a % of total revenues	9%	5%
General and administrative as a % of total revenues	4%	2%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$520,998	$631,253
Cardiometabolic Immunoassay	52,780	70,031
Molecular Diagnostic Solutions	50,934	96,431
Specialized Diagnostic Solutions	12,155	11,488
Total revenues	$636,867	$809,203

Condensed balance sheet data:	12/31/2021	12/31/2020
Cash and cash equivalents	$802,751	$489,941
Accounts receivable, net	$377,969	$497,688
Inventories	$198,765	$113,798
Total assets	$2,430,374	$1,871,164
Short-term debt	$275	$238
Long-term debt	$361	$4,100
Stockholders’ equity	$1,929,362	$1,332,703

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
Consolidated Statements of Operations:	2021	2020
Total revenues	$1,698,551	$1,661,668
Cost of sales	427,656	312,813
Gross profit	1,270,895	1,348,855
Research and development	95,701	84,292
Sales and marketing	175,325	133,957
General and administrative	84,247	66,586
Acquisition and integration costs	9,557	3,694
Total operating expenses	364,830	288,529
Operating income	906,065	1,060,326
Other expense, net
Interest and other expense, net	(5,706)	(9,623)
Loss on extinguishment of debt	—	(10,384)
Total other expense, net	(5,706)	(20,007)
Income before income taxes	900,359	1,040,319
Provision for income taxes	196,133	230,032
Net income	$704,226	$810,287

Basic earnings per share	$16.74	$19.24
Diluted earnings per share	$16.43	$18.60
Shares used in basic per share calculation	42,078	42,124
Shares used in diluted per share calculation	42,874	43,591

Gross profit as a % of total revenues	75%	81%
Research and development as a % of total revenues	6%	5%
Sales and marketing as a % of total revenues	10%	8%
General and administrative as a % of total revenues	5%	4%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$1,197,459	$1,144,831
Cardiometabolic Immunoassay	255,788	242,933
Molecular Diagnostic Solutions	200,487	222,964
Specialized Diagnostic Solutions	44,817	50,940
Total revenues	$1,698,551	$1,661,668

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended December 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP Financial Results	$489,342	$701,494	$376,729	$617,076	$291,317	$470,130
Interest expense on Convertible Senior Notes, net of tax					—	(13)
Net income used for diluted earnings per share, if-converted method					291,317	470,117	$6.85	$10.78

Adjustments:
Non-cash stock compensation expense	597	780	6,727	6,458	6,727	6,458
Amortization of intangibles	2,126	1,901	7,738	7,166	7,738	7,166
Amortization of debt issuance costs on credit facility					100	100
Non-cash interest expense for deferred consideration					970	1,543
Gain on other investments					(247)	—
Change in fair value of acquisition contingencies			117	557	117	557
Acquisition and integration costs			7,803	519	7,803	519
Foreign exchange (gain) loss					490	(307)
Income tax impact of adjustments (a)					(5,214)	(3,368)
Adjusted	$492,065	$704,175	$399,114	$631,776	$309,801	$482,785	$7.29	$11.07

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 22% for 2021 and 24% for 2020.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP Financial Results	$1,270,895	$1,348,855	$906,065	$1,060,326	$704,226	$810,287
Interest expense on Convertible Senior Notes, net of tax					—	445
Net income used for diluted earnings per share, if-converted method					704,226	810,732	$16.43	$18.60

Adjustments:
Non-cash stock compensation expense	2,665	2,012	25,406	21,019	25,406	21,019
Amortization of intangibles	8,247	7,665	31,175	28,398	31,175	28,398
Amortization of debt issuance costs on credit facility					403	403
Non-cash interest expense for deferred consideration					4,485	6,569
Loss on extinguishment of Convertible Senior Notes					—	10,384
Gain on other investments					(1,411)	—
Change in fair value of acquisition contingencies			218	1,405	218	1,405
Change in fair value of derivative liabilities - Convertible Senior Note					—	1,084
Acquisition and integration costs			9,557	3,694	9,557	3,694
Foreign exchange loss					1,288	40
Income tax impact of adjustments (a)					(15,647)	(15,329)
Adjusted	$1,281,807	$1,358,532	$972,421	$1,114,842	$759,700	$868,399	$17.72	$19.92

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 22% for 2021 and 22% for 2020.